SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 21, 2012

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective as of March 21, 2012, the Board of Directors (“Board”) of ON Semiconductor Corporation (the “Corporation”) (i) elected Teresa M. Ressel (age 49) to serve as a Class II director of the Board, (ii) elected Bernard L. Han (age 48) to serve as a Class III director of the Board, and (iii) appointed Ms. Ressel to serve on the Audit Committee of the Board. As a Class II director, Ms. Ressel’s term will expire at the 2013 annual meeting of stockholders and, as a Class III director, Mr. Han’s term will expire at the 2014 annual meeting of stockholders (or at such time as her/his successor is duly elected and qualified, or the earlier of her/his resignation, removal or disqualification). Ms. Ressel’s continued service on the Board will be voted on by the Corporation’s stockholders at the 2013 annual meeting of stockholders and Mr. Han’s continued service on the Board will be voted on by the Corporation’s stockholders at the 2014 annual meeting of stockholders.

In connection with this election, Ms. Ressel and Mr. Han will be eligible under the Corporation’s compensation program for non-employee members of the Board (“Program”). Under this Program, both Ms. Ressel and Mr. Han will receive the following compensation for their services:

(1) Board Annual Retainer – An annual cash retainer payable to non-employee directors of $59,000 per year. Annual cash retainers are paid quarterly in arrears and will be pro-rated based upon the period of time that Ms. Ressel and Mr. Han served on the Board.

(2) Committee Annual Retainer – Under the Program, for service as a member of the Audit Committee, Ms. Ressel will receive a cash retainer in the amount of $10,000 per year. Board committee cash retainers are paid quarterly in arrears and will be pro-rated based upon the period of time that Ms. Ressel served on the Audit Committee.

(3) Equity Compensation –

(a) Initial Directorship – On March 21, 2012, the Compensation Committee of the Board approved awards for each of Ms. Ressel and Mr. Han of stock options to purchase 20,000 shares of the Corporation’s common stock, with equal pro rata vesting over a three year period beginning on the first anniversary of the grant date, at an exercise price equal to the fair market value of the stock on the grant date, and subject to the Corporation’s Amended and Restated Stock Incentive Plan (“Plan”) and a relevant stock option award agreement. Pursuant to the Corporation’s grant date policy, the grant date of the option will be April 2, 2012 (“Grant Date”).

(b) Annual Director’s Award and Stub Award – Under the Program, our non-employee directors also receive an annual award of fully-vested stock with a value equal to $160,000 at or around the Corporation’s annual meeting of stockholders. In order to compensate Ms. Ressel and Mr. Han for the period from their appointment until the 2012 annual meeting of stockholders, the Compensation Committee approved, on March 21, 2012, a one-time stub period grant to each of them of fully-vested stock with a pro-rated value of approximately $31,333, which will be divided by the closing price of the Corporation’s common stock on the Grant Date. These awards are subject to Ms. Ressel and Mr. Han continuing to be directors of Corporation on the Grant Date, and are further subject to the Corporation’s Plan and relevant award agreements.

(4) Other – Ms. Ressel and Mr. Han will be reimbursed for reasonable expenses to attend Board and committee meetings, as applicable, and to perform other relevant Board duties. Except as described above, neither Ms. Ressel nor Mr. Han will receive any additional compensation for their services as a member of the Board.

Attached to this Current Report, as Exhibit 99.1, is a copy of the Corporation’s news release dated March 22, 2012 titled “Two New Members Named to ON Semiconductor’s Board of Directors.”

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

Not applicable.

(b) Pro Forma Financial Information

Not applicable.

(c) Shell Company Transactions

Not applicable.

(d) Exhibits

The below exhibit is furnished as part of this report.

Number	Description

99.1	News release for ON Semiconductor Corporation dated March 22, 2012, titled “Two New Members Named to ON Semiconductor’s Board of Directors”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: March 22, 2012	By:	/s/ KEITH JACKSON
	Name:	Keith Jackson
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Number	Description

99.1	News release for ON Semiconductor Corporation dated March 22, 2012, titled “Two New Members Named to ON Semiconductor’s Board of Directors”